Exhibit 99.1

January 5, 2024

Dear Calidi Biotherapeutics Shareholder,

As we enter the new year, I want to extend my thanks for your commitment to Calidi Biotherapeutics, and our vision of bringing to market a next-generation Stem-Cell Based Oncolytic Virus (OV) Platform to defeat Cancer. In the dynamic world of biopharma innovation, 2023 was an extraordinary year for Calidi, marked by significant corporate milestones, and promising clinical and scientific achievements.

The first half of the year set the stage for the debut of Calidi as a publicly traded company in September. The company also made a key addition to its leadership team with the appointment of Andrew Jackson as Chief Financial Officer. Mr. Jackson’s extensive experience in business strategy, SEC compliance, and capital markets positions Calidi for continued financial success.

Alongside these corporate milestones, Calidi made significant strides in its clinical programs. Drs. Santidrian, Minev, and Jana Portnow, a medical oncologist at the City of Hope, presented groundbreaking data in December at the 8th Oncolytic Virotherapy Summit in Boston. Their presentations shared details about the NeuroNova clinical trial design, and safety highlights following the initial dosing of six patients enrolled in the ongoing clinical trial at City of Hope.

I remain as optimistic as ever in the future of Calidi, despite the recent biotech sector downturn, and its associated impact to our stock price on the NYSE American Exchange. My personal optimism is also supported unanimously by Calidi’s analyst coverage. Currently, we have been classified as “Outperform” by RW Baird, and as a “Buy” from HC Wainwright, with respective price targets of $9 and $11.

With comparables in the OV space such as Replimune and Genelux, currently at market caps $500M+ and $368M, and both utilizing a first-generation standalone/naked Oncolytic Virus product, we see an enormous opportunity for future growth, given the brilliant work that our team is doing in developing Calidi’s unique, off-the-shelf cell-based delivery platform. As a reminder, this platform is designed to load the oncolytic viruses into allogeneic stem cells, which we believe will result in the protection and amplification of these viruses until they reach the target with the potential to significantly enhance their efficacy in clinical settings. Our platform technology is now being evaluated by Federal agencies, and the state of California for possible research grants. As such, Calidi has tremendous momentum and unrealized potential ahead of us.

Looking ahead to 2024, Calidi is thrilled to welcome biopharma verteran, David LaPre to our Board of Directors, effective January 1. We are slated to formally announce interim results for our NeuroNova (CLD-101/NNV2) clinical trial at the upcoming ASCO conference in June of 2024, while anticipating first-patient dosing for the SuperNova (CLD-201) clinical trial in the summer of 2024.

My sincere thanks for your continued support in 2024!

Sincerely,

Allan J. Camaisa

Chairman and CEO

This letter contains forward-looking statements for purposes of the “safe harbor” provisions under the United States Private Securities Litigation Reform Act of 1995. Terms such as “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “positions,” “potential,” “predicts,” “project,” “should,” “towards,” “would” as well as similar terms, are forward-looking in nature, but the absence of these words does not mean that a statement is not forward-looking. These forward looking statements include, but are not limited to, statements concerning upcoming key milestones, planned clinical trials, and statements relating to the safety and efficacy of Calidi’s therapeutic candidates in development. Any forward-looking statements contained in this letter are based on Calidi’s current expectations and beliefs concerning future developments and their potential effects and are subject to multiple risks and uncertainties that could cause actual results to differ materially and adversely from those set forth or implied in such forward looking statements. These risks and uncertainties include, but are not limited to, the risk that Calidi is not able to raise sufficient capital to support its current and anticipated clinical trials, the risk that early results of clinical trials do not necessarily predict final results and that one or more of the clinical outcomes may materially change following more comprehensive review of the data, and as more patient data becomes available, the risk that Calidi may not receive FDA approval for some or all of its therapeutic candidates. Other risks and uncertainties are set forth in the section entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in the Company’s Registration Statements filed with the SEC on Form S-4 filed on August 2, 2023, on Form S-1 filed on October 6, 2023 and Form 10-Q filed on November 14, 2023.

Calidi Biotherapeutics, Inc. 4475 Executive Drive, Suite 200, San Diego, CA 92121